Exhibit 4.7

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of October 5, 2012, is by and among Sunoco, Inc., a Pennsylvania corporation (the “Company”), Energy Transfer Partners, L.P., a Delaware limited partnership and its successors (“ETP”), and U.S. Bank National Association, as successor trustee to Citibank, N.A. under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

RECITALS:

WHEREAS, the Company has duly issued its 5.75% Senior Notes due 2017 (the “2017 Notes”), in the original aggregate principal amount of $400,000,000, and its 4 7/8% Senior Notes due 2014, in the original aggregate principal amount of $250,000,000 (together with the 2017 Notes, the “Notes”), pursuant to an Indenture, dated as of June 30, 2000, between the Company and the Trustee (the “Indenture”);

WHEREAS, Section 11.01(11) of the Indenture provides that, without the consent of any Holders, the Company and the Trustee may enter into an indenture or indentures supplemental thereto to make any provision with respect to matters or questions arising under the Indenture so long as such provision does not adversely affect the interests of the Holders of Outstanding Debt Securities or Coupons, if any, of any series created prior to the execution of such supplemental indenture in any material respect;

WHEREAS, a matter or question has arisen regarding the applicability of Section 10.01 of the Indenture to ETP’s acquisition of the Company on the date hereof, the Company desires to make provisions with respect to such matter or question and has requested the Trustee to join with the Company and ETP in entering into this Supplemental Indenture for the purpose of adding ETP as a co-obligor under the Notes as permitted by Section 11.01(11) of the Indenture; and

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officers’ Certificate and Opinion of Counsel (each as defined in the Indenture) relating to this Supplemental Indenture as contemplated by Section 1.02 of the Indenture, and the Company has satisfied all other conditions required under Article Eleven of the Indenture to enable the Company, ETP and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, ETP and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. ETP as Co-Obligor. ETP hereby agrees to become a co-obligor of the Notes with the same obligations and duties as the Company under the Indenture (including the due and punctual performance and observance of all of the covenants and conditions to be performed by the Company, including, but not limited to, the obligation to pay the principal of, premium, if any, and interest on the Notes when due whether at maturity, by acceleration, redemption or otherwise), and with the same rights, benefits and privileges of the Company thereunder.

2. Company Obligations. For the avoidance of doubt, the Company confirms that, notwithstanding the addition of ETP as a co-obligor of the Notes, (i) the Company is not being discharged from any of its obligations or covenants under the Indenture or the Notes and (ii) the Company’s obligations and duties under the Indenture (including the due and punctual performance and observance of all of the covenants and conditions to be performed by the Company, including, but not limited to, the obligation to pay the principal of, premium, if any, and interest on the Notes when due whether at maturity, by acceleration, redemption or otherwise), and the Company’s rights, benefits and privileges thereunder shall continue.

3. Rules of Interpretation. The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

4. Effectiveness of Supplemental Indenture. Upon the execution of this Supplemental Indenture by the Company, ETP and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby.

5. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

6. Governing Law. THIS INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and ETP.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplemental Indenture to be duly executed as of the date first above written.

SUNOCO, INC.

By:	/s/ Martin Salinas, Jr.

Name: Martin Salinas, Jr.
Title: Chief Financial Officer

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.

Name: Martin Salinas, Jr.
Title: Chief Financial Officer

Signature Page to Supplemental Indenture (2014 Notes and 2017 Notes)

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ George J. Rayzis
Name: George J. Rayzis
Title: Vice President

Signature Page to Supplemental Indenture (2014 Notes and 2017 Notes)